Exhibit 4.16

DEED OF PLEDGE OF MEMBERSHIP

RIGHTS

(in relation to a $ 290,000,000 credit

agreement)

DATED 25 FEBRUARY 2008

among

AXCAN INTERMEDIATE HOLDINGS INC.

and

AXCAN US LLC

as Pledgors

and

BANK OF AMERICA, N.A.

as Pledgee

and

AXCAN COÖPERATIEVE U.A.

as

Coop

INDEX

Clause		Page
1	DEFINITIONS AND INTERPRETATION	2
2	CREATION OF SECURITY	4
3	PARALLEL DEBT	6
4	REPRESENTATIONS AND WARRANTIES	7
5	UNDERTAKINGS	9
6	ENFORCEMENT	10
7	FURTHER ASSURANCES AND POWER OF ATTORNEY	11
8	TERMINATION	12
9	ASSIGNMENT	14
10	NOTICES	14
11	MISCELLANEOUS	14
12	ACCEPTANCE	16
13	GOVERNING LAW AND JURISDICTION	16

deed of pledge of membership rights - execution copy

THIS DEED OF PLEDGE OF MEMBERSHIP RIGHTS is dated 25 February 2008 and made among:

(1)	AXCAN INTERMEDIATE HOLDINGS INC. (the “Parent Borrower”), a company incorporated under the laws of the State of Delaware, the United States of America, having its principal place of business at 22 Inverness Center Parkway, Third Floor, Birmingham, Alabama, the United States of America;

(2)	AXCAN US LLC, a limited liability company incorporated under the laws of the State of Delaware, the United States of America, having its principal place of business at 22 Inverness Center Parkway, Third Floor, Birmingham, Alabama, the United States of America;

each a “Pledgor”);

(3)	BANK OF AMERICA, N.A., a national banking association organized and existing under the laws of the United States of America and having its principal place of business at One Independence Center, 101 N. Tryon Street, Charlotte, NC, the United States of America, (in its capacity as administrative agent and collateral agent for the Secured Parties and/or in its capacity as sole creditor under each Parallel Debt (as defined herein after) in both capacities, the “Pledgee”); and

(4)	AXCAN COÖPERATIEVE U.A., a cooperative society (coöperatie) incorporated and existing under Dutch law having its official seat (statutaire zetel) in Amsterdam, the Netherlands and having its principal place of business at Fred. Roeskestraat 123 (1076 EE), Amsterdam, the Netherlands, registered with the trade register of the chamber of commerce under number 34294618 (the “Coop”).

WHEREAS:

(A)	Reference is made to (i) the credit agreement dated as of 25 February 2008 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Parent Borrower, Axcan US Partnership 1 LP (the “Co-Borrower”, and, together with the Parent Borrower, the “Borrowers”), Axcan MidCo Inc. (“Holdings”), Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer, and each lender from time to time party thereto (collectively, the “Lenders” and individually, a “Lender”), pursuant to which the Lenders have made available to the Borrowers credit facilities in the maximum principal amount of $ 290,000,000, and (ii) the indenture for the Senior Secured Notes (as defined in the U.S. Security Agreement), dated as of 25 February 2008 (as the same may be amended, modified, replaced or refinanced to the extent permitted by the Credit Agreement, the “Senior Secured Notes Indenture”), which sets forth the terms and conditions upon which the purchasers of the Senior Secured Notes have agreed to purchase such notes from the Parent Borrower.

(B)	Pursuant to Clause 3, each Pledgor has undertaken to pay to the Pledgee, acting in its own capacity and not as representative or agent of a Loan Party, each Parallel Debt, and consequently the Pledgee is the sole pledgee under this Deed.

deed of pledge of membership rights - execution copy

(C)	Each Pledgor has agreed to create a first priority disclosed right of pledge (openbaar pandrecht eerste in rang) over its Membership Rights in favour of the Pledgee as security for the Secured Obligations.

(D)	The first priority disclosed right of pledge by each Pledgor over its Membership Rights in favour of the Pledgee as security for the Secured Obligations has been approved by all members of the Coop on — February 2008.

IT IS AGREED as follows:

1	DEFINITIONS AND INTERPRETATION

1.1	Definitions

1.1.1	Capitalised words and expressions used but not defined in this Deed (including its recitals and the Schedules) shall have the same meaning as in the U.S. Security Agreement.

1.1.2	In this Deed (including its recitals and the Schedules):

“Articles” means the articles of association of the Coop.

“Deed” means this deed of pledge of membership rights.

“Membership Rights” means the membership (lidmaatschap) of a Pledgor in the Coop including of any and all rights and claims (vorderingsrechten) (including but not limited to a right of recourse (regres) or subrogation (subrogatie)) whether present or future, whether actual or contingent, of each Pledgor attached thereto, excluding in each case any 3-16 Excluded Collateral (to the same extent that 3-16 Excluded Collateral is excluded from the Collateral pursuant to Section 2.01 of the U.S. Security Agreement).

“Party” means a party to this Deed.

“Right of Pledge” means each right of pledge created by this Deed in accordance with Clause 2 (Creation of security).

“Secured Obligations” means:

(a)	the Secured Obligations as defined in the U.S. Security Agreement; and

(b)	each Parallel Debt.

“U.S. Security Agreement” means the New York law pledge and security deed of pledge of membership rights - execution copy

agreement dated as of 25 February 2008, entered into by and between, amongst others, the Parent Borrower, Axcan US Partnership 1 LP, Holdings and certain other subsidiaries of the Parent Borrower and Bank of America, N.A. as administrative agent.

“Voting Transfer Event” means the occurrence of an Event of Default which is continuing.

“Voting Rights” means any and all voting rights, other consensual rights and similar rights and powers attached to the Membership Rights.

1.2	Construction

1.2.1	Unless a contrary indication appears, any reference in this Deed (including its recitals and the Schedules) to:

(a)	a “Clause” or a “Schedule” shall, subject to any contrary indication, be construed as a reference to a clause or a schedule of this Deed;

(b)	this “Deed” , includes all amendments, supplements, novations, restatements or re-enactments (without prejudice to any prohibition thereto) however fundamental and of whatsoever nature to this Deed and includes without limitation (i) any increase or reduction in any amount available under the Credit Agreement or the other Secured Agreements (as amended, supplemented, novated, restated or re-enacted) or any alteration of or addition to the purpose for which any such amount, or increased or reduced amount may be used, (ii) any rescheduling of the indebtedness incurred thereunder whether in isolation or in connection with any of the foregoing, and (iii) any combination of the foregoing and the “Secured Obligations” include such amendments, supplements, novations, restatements or re-enactments (whether or not anticipated);

(c)	At any time other than during an Equal and Ratable Period, references herein to the Credit Agreement (including references to specific sections thereof) shall be deemed to be references to the Credit Agreement as in effect on the date hereof (as the same has been amended, amended and restated, supplemented or otherwise modified from time to time). During any Equal and Ratable Period, references herein to the Credit Agreement (including references to specific sections thereof) shall be deemed to be references, mutatis mutandis, to the Credit Agreement or Replacement Credit Facility (as applicable) as then in effect.

(d)	the “Pledgee”, any “Pledgor” or any other “Person” includes its successors in title, permitted assigns and permitted transferees; and

(e)	a provision of law is a reference to that provision as amended or re-enacted.

deed of pledge of membership rights - execution copy

1.2.2	Clause and Schedule headings are for ease of reference only.

1.2.3	Schedules form an integral part of this Deed.

1.2.4	In this Deed (including its recitals and the Schedules), words and expressions importing the singular shall, where the context permits or requires, include the plural and vice versa and words and expressions importing the masculine shall, where the context permits or requires, include the feminine and neuter and vice versa.

1.2.5	An Event of Default shall constitute a verzuim (as meant in Section 3:248 (1) of the Dutch Civil Code) in the proper performance of the Secured Obligations or any part thereof, without any dun (aanmaning), summons (sommatie) or notice of default (ingebrekestelling) being sent or required.

2	CREATION OF SECURITY

2.1	Undertaking

Each Pledgor agrees with the Pledgee and undertakes to create or, as the case may be, to create in advance (bij voorbaat) a first priority disclosed right of pledge (openbaar pandrecht eerste in rang) over each of its Membership Rights as security for the Secured Obligations.

2.2	Right of Pledge

Each Pledgor grants to the Pledgee:

(a)	a first priority disclosed right of pledge (openbaar pandrecht eerste in rang) over each of its Membership Rights; and

(b)	to the extent the Membership Rights consist of future Membership Rights, a first priority disclosed right of pledge openbaar pandrecht eerste in rang) in advance (bij voorbaat) over each of its future Membership Rights, as security for the Secured Obligations.

2.3	Perfection

2.3.1	The Coop:

(a)	acknowledges to be notified of the Right of Pledge and undertakes to register the Right of Pledge in its members’ register;

(b)	undertakes that promptly after each Pledgor has acquired Membership Rights it shall register the Right of Pledge in its members’ register;

deed of pledge of membership rights - execution copy

(c)	undertakes to provide the Pledgee promptly after the execution of this Deed and promptly after each acquisition of Membership Rights by each Pledgor with a copy of the relevant entry in its members’ register;

(d)	to the extent possible under Dutch law and with the knowledge of each Pledgor, waives (and shall waive at the Pledgee’s first request) any right that may impede the exercise by the Pledgee of the Right of Pledge and the other rights conferred under this Deed; and

(e)	undertakes not to propose or effect such acts as set forth in Clause 5.4.

2.3.2	The Pledgee is entitled:

(a)	to present this Deed and any other document pursuant to this Deed for registration to any office, registrar or governmental body (including the Dutch tax authorities) in any jurisdiction; and

(b)	subject to Clause 2.3.4, to serve any notice to a Party or any other Person,

as the Pledgee deems necessary or desirable to protect its interests.

2.3.3	In accordance with Section 3:246 (1) of the Dutch Civil Code, if an Event of Default shall have occurred which is continuing, only the Pledgee is entitled to collect and receive payment of the Membership Rights which are subject to a Right of Pledge and to exercise all rights of a Pledgor vis-à-vis the Coop. Without prejudice to its entitlement to collect and receive payment and to exercise its rights, the Pledgee authorises the relevant Pledgor to collect and receive payment from the Coop.

2.3.4	The authorisation granted by the Pledgee to the relevant Pledgor pursuant to Clause 2.3.3 may be terminated by the Pledgee upon the occurrence of an Event of Default which is continuing by giving written notice thereof to the relevant Pledgor.

2.4	General

2.4.1	Each Right of Pledge includes all accessory rights (afhankelijke rechten) and all ancillary rights (nevenrechten) attached to the Membership Rights.

2.4.2	To the extent that the Membership Rights are (or shall be) subject to a right of pledge or other encumbrance taking priority over a Right of Pledge, nevertheless that Right of Pledge will have been (or will be) created with the highest possible rank available at that time. Until notification of a Right of Pledge in accordance with Clause 2.3 (Perfection) and provided that this Deed is registered with the Dutch tax authorities, that Right of Pledge constitutes an undisclosed right of pledge (stil pandrecht) over the Membership Rights.

deed of pledge of membership rights - execution copy

2.5	Each Right of Pledge is in addition to, and not in any way prejudiced by any other security (whether by contract or statute) now or subsequently held by the Pledgee. The rights of the Pledgee under this Deed are in addition to and not in lieu of those provided by law.

2.6	Voting rights

2.6.1	The Voting Rights are transferred by each Pledgor to the Pledgee under the condition precedent (opschortende voorwaarde) of the occurrence of a Voting Transfer Event, provided that 10 days’ prior written notice from the Pledgee to the Pledgors and the Coop stating that the Pledgee shall exercise the Voting Rights has been given.

2.6.2	Upon the occurrence of a Voting Transfer Event, provided that 10 days’ prior written notice from the Pledgee to the Pledgors and the Coop stating that the Pledgee shall exercise the Voting Rights has been given, the Pledgee shall have the sole and exclusive right and authority to exercise such Voting Rights and shall be entitled to exercise or refrain from exercising such rights in such manner as the Pledgee may in its absolute discretion deem fit provided that no such exercise (or such abstention) may violate or be inconsistent with the terms and conditions of this Deed, the Credit Agreement or any other Secured Agreement.

3	PARALLEL DEBT

Each Pledgor irrevocably and unconditionally undertakes (and to the extent necessary undertakes in advance (bij voorbaat)) to pay to the Pledgee amounts equal to any amounts owing from time to time by that Pledgor to any Secured Party under any Secured Agreement as and when those amounts are due.

Each Pledgor and the Pledgee (on behalf of itself and the other Secured Parties) acknowledge that the obligations of each Pledgor under this Clause 3 are several and are separate and independent (eigen zelfstandige verplichtingen) from, and shall not in any way limit or affect, the corresponding obligations of that Pledgor to any Secured Party under any Secured Agreement (its “Corresponding Debt”) nor shall the amounts for which each Pledgor is liable under Clause 3 (its “Parallel Debt”) be limited or affected in any way by its Corresponding Debt provided that:

(a)	the Parallel Debt of each Pledgor shall be decreased to the extent that its Corresponding Debt has been irrevocably paid or (in the case of guarantee obligations) discharged; and

(b)	the Corresponding Debt of each Pledgor shall be decreased to the extent that its Parallel Debt has been irrevocably paid or (in the case of guarantee obligations) discharged; and

(c)	the amount of the Parallel Debt of each Pledgor shall at all times be equal to the amount of its Corresponding Debt.

deed of pledge of membership rights - execution copy

For the purpose of this Clause 3, the Pledgee acts in its own name and on behalf of itself and not as agent, representative or trustee of any other Secured Party, and its claims in respect of each Parallel Debt shall not be held on trust.

All monies received or recovered by the Pledgee pursuant to this Clause 3, and all amounts received or recovered by the Pledgee from or by the enforcement of any Liens granted to secure each Parallel Debt, shall be applied in accordance with the terms of the relevant Secured Agreements.

Without limiting or affecting the Pledgee’s rights against the Pledgors (whether under this Clause 3 or under any other provision of the Secured Agreements), each Pledgor acknowledges that:

(d)	nothing in this Clause 3 shall impose any obligation on the Pledgee to advance any sum to any Pledgor; and

(e)	for the purpose of any vote taken under any Secured Agreement, the Pledgee shall not be regarded as having any participation or commitment other than those which it has in its capacity as a Lender.

For the avoidance of doubt the Parallel Debt of each Pledgor will become due and payable (opeisbaar) at the same time its Corresponding Debt becomes due and payable; and

The Pledgee (on behalf of itself and the other Secured Parties) and each Pledgor confirms that, in accordance with this Clause 3 a claim of the Administrative Agent against a Pledgor in respect of a Parallel Debt does not constitute common property (een gemeenschap) within the meaning of Section 3:166 Dutch Civil Code and that the provisions relating to such common property shall not apply. If, however, it shall be held that such claim of the Administrative Agent does constitute common property and such provisions do apply, the parties to this Deed agree that this Deed shall constitute the administration agreement (beheersregeling) within the meaning of (and for the purposes of) Section 3:168 Dutch Civil Code.

4	REPRESENTATIONS AND WARRANTIES

4.1	General

4.1.1	Each Pledgor makes the representations and warranties in this Clause 4 in respect of itself to the Pledgee on the date of this Deed.

4.1.2	The representations and warranties in this Clause 4 in respect of the Membership Rights only refer to the Membership Rights owned by a Pledgor on the date the representations or warranties are made.

deed of pledge of membership rights - execution copy

4.2	Corporate status, power and authority

It is duly incorporated, validly existing and has the power (beschikkingsbevoegdheid) to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, this Deed and the transactions contemplated by this Deed and to create each Right of Pledge.

4.3	Legal validity

This deed is its legally binding, valid and enforceable obligation

4.4	Ranking

Each Right of Pledge is a first ranking right of pledge (pandrecht eerste in rang).

4.5	Membership Rights

4.5.1	It is the sole legal and beneficial owner of its Membership Rights.

4.5.2	The Articles are in full force and effect on the date hereof and no action has been taken or is pending to amend, restate, supplement or novate the Articles.

4.5.3	Subject to Liens permitted by Section 7.01 of the Credit Agreement, the Membership Rights:

(a)	have, save for the relevant Right of Pledge, not been transferred, assigned, pledged, made subject to a limited right (beperkt recht) or otherwise encumbered (in advance (bij voorbaat)) to any Person;

(b)	are not subject to any attachment (beslag);

(c)	are capable of being transferred, assigned and pledged; and

(d)	are not subject to any option or similar right,

and no Pledgor has agreed to grant any right or to do such acts as set forth in this Clause 4.5.3 in respect of the Membership Rights.

4.6	Information

It has provided the Pledgee with all information and documentation regarding the Membership Rights, which it understands or should be aware is important to the Pledgee deed of pledge of membership rights - execution copy

5	UNDERTAKINGS

5.1	General

The undertakings in this clause 4 remain in force from the date of this Deed until each Right of Pledge is terminated in respect of all Pledgors in accordance with Clause 8 (Termination).

5.2	Membership Rights

Unless explicitly permitted under the Credit Agreement, no Pledgor shall:

(a)	transfer, assign, pledge, make subject to a limited right (beperkt recht) or otherwise encumber the Membership Rights;

(b)	release (kwijtschelden) or waive (afstand doen van) the Membership Rights;

(c)	waive any accessory rights (afhankelijke rechten) or ancillary rights (nevenrechten) attached to the Membership Rights;

(d)	agree with a court composition or an out-of-court composition (gerechtelijk of buitengerechtelijk akkoord) or enter into any settlement agreement in respect of the Membership Rights; or

(e)	perform any act which adversely affects or may adversely affect the Membership Rights or any Right of Pledge,

without the prior written consent of the Pledgee.

5.3	Information

5.3.1	A Pledgor shall promptly provide notice in writing, at its own costs, of the existence of this Deed and each Right of Pledge to any relevant Person (including without limitation, the court process server (deurwaarder), the bankruptcy trustee (curator), the administrator (bewindvoerder) or similar officer in any jurisdiction) and shall promptly send to the Pledgee a copy of the relevant correspondence and the underlying documentation.

5.3.2	Each Pledgor shall at the Pledgee’s first request provide the Pledgee with all information and with copies of all relevant documentation relating to the Membership Rights and allow the Pledgee to inspect its administrative records in respect of the Membership Rights.

5.4	Voting rights

5.4.1

Except as permitted under the Credit Agreement, no Pledgor shall, without the prior written consent of the Pledgee, exercise its Voting Rights that may materially and adversely affect the rights and remedies of the Pledgee under this Deed, the Credit Agreement or any other Secured Agreement, or if such exercise may result in a resolution to consent or to ratify: (a) an amendment of the Articles to the extent such amendment adversely affect the interest of the Pledgee under this Deed or

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the other Secured Agreement, (b) a filing of a request to declare the Coop bankrupt (failliet) or a filing of a request for a similar proceeding in any jurisdiction, (c) a filing by the Coop of a request to be granted a suspension of payments (surséance van betaling) or a filing by the Coop of a request for a similar proceeding in any jurisdiction, (d) the liquidation or dissolution of the Coop or the Coop ceasing to carry on the whole or a part of its business, (e) the distribution of any income, profit or gain in respect of any membership rights, (f) an issuance or cancellation of membership rights, (g) an admission of a member to the Coop, (h) an acquisition by the Coop of membership rights or (i) a granting of rights to subscribe for membership rights.

6	ENFORCEMENT

6.1	Enforcement

6.1.1	Upon the occurrence of an Event of Default which is continuing, the Pledgee shall have the right to enforce any Right of Pledge in accordance with Dutch law and any other applicable law and may take all (legal) steps and measures which it deems necessary or desirable and each Pledgor shall co-operate with the Pledgee in any way which the Pledgee reasonably deems necessary or desirable for the enforcement of that Right of Pledge.

6.1.2	Upon the occurrence of an Event of Default, the Pledgee shall have the right to enter into court compositions or out-of-court compositions (gerechtelijke of buitengerechtelijke akkoorden) and to cast a vote in connection with such compositions or to enter into any settlement agreement regarding the Membership Rights with the Coop or any other Person.

6.2	Enforcement waivers

6.2.1	The Pledgee shall not be obliged to give notice of a sale of the Membership Rights to a Pledgor, the Coop, holders of a limited right (beperkt recht) or Persons who have made an attachment (beslag) on the Membership Rights, as required by Sections 3:249 and 3:252 of the Dutch Civil Code.

6.2.2	Each Pledgor waives its rights to make a request to the court:

(a)	as referred to in Section 3:251 (1) of the Dutch Civil Code to determine that the Membership Rights shall be sold in a manner deviating from the provisions of Section 3:250 of the Dutch Civil Code; and

(b)	as referred to in Section 3:246 (4) of the Dutch Civil Code to collect and receive payment of the Membership Rights after such authorisation has been terminated in accordance with Clause 2.3.4 (Perfection).

6.2.3	Each Pledgor waives its rights to demand that the Pledgee:

(a)	shall first enforce any security granted by any other Person, pursuant to Section 3:234 of the Dutch Civil Code; or

deed of pledge of membership rights - execution copy

(b)	shall first proceed against or claim payment from any other Person or enforce any guarantee, before enforcing any Right of Pledge.

Each Pledgor waives its rights under Sections 3:233 (2) and 6:139 of the Dutch Civil Code.

6.2.4	Each Pledgor waives its rights to set-off (verrekenen) its claims (if any) against the Pledgee under or in connection with this Deed against the Secured Obligations.

6.3	Application of monies

Subject to the mandatory provisions of Dutch law on enforcement, all monies received or realised by the Pledgee in connection with the enforcement of any Right of Pledge shall be applied by the Pledgee in accordance with Section 4.02 of the U.S. Security Agreement.

7	FURTHER ASSURANCES AND POWER OF ATTORNEY

7.1	Further assurances

7.1.1	If no valid right of pledge is created pursuant to this Deed in respect of any Membership Right, each Pledgor irrevocably and unconditionally undertakes to pledge to the Pledgee such Membership Right as soon as it becomes available for pledging, by way of supplementary agreements, supplemental deeds or other instruments on the same (or similar) terms of this Deed.

7.1.2	Each Pledgor further undertakes to execute any instrument, provide such assurances and do all acts and things as may be necessary or desirable for:

(a)	perfecting or protecting the security created (or intended to be created) by this Deed;

(b)	preserving or protecting any of the rights of the Pledgee under this Deed;

(c)	preserving or protecting the Pledgee’s interest in the Membership Rights;

(d)	ensuring that any Right of Pledge and the undertakings and obligations of each Pledgor under this Deed shall inure to the benefit of any successor, transferee or assignee of the Pledgee;

(e)	facilitating the collection, appropriation or realisation of the Membership Rights or any part thereof in the manner contemplated by this Deed; or

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(f)	exercising any power, authority or discretion vested in the Pledgee under this Deed.

7.2	Power of attorney

7.2.1	Each Pledgor irrevocably and unconditionally appoints the Pledgee as its attorney (gevolmachtigde) for as long as any of the Secured Obligations are outstanding for the purposes of:

(a)	doing in its name all acts and executing, signing and (if required) registering in its name all documents which the Pledgors themselves could do, execute, sign or register in relation to the Membership Rights; and

(b)	executing, signing, perfecting, doing and (if required) registering every such further document, act or thing as is referred to in this Clause 7.

7.2.2	It is expressly agreed that the appointment under Clause 7.2.1 will only be exercised by the Pledgee in case of an Event of Default which is continuing or if a Pledgor has not acted in accordance with the instructions of the Pledgee and is given with full power of substitution and also applies to any situation where the Pledgee acts as a Pledgor’s counterparty (Selbsteintritt) within the meaning of Section 3:68 of the Dutch Civil Code or as a representative of a Pledgor’s counterparty.

8	TERMINATION

8.1	Continuing

8.1.1	Each Right of Pledge shall remain in full force and effect, unless terminated pursuant to this Clause 8 (Termination).

8.1.2	Each Right of Pledge shall terminate with respect to all Credit Facilities Obligations and any Liens arising therefrom that secure the Credit Facilities Obligations shall be automatically released upon the termination of each Equal and Ratable Period.

8.1.3	Each Right of Pledge shall terminate with respect to any Other Secured Obligations and any Liens arising therefrom that secure such Other Secured Obligations shall be automatically released when the outstanding amount of such Other Secured Obligations (other than contingent indemnification obligations not yet accrued and payable) have been paid in full or defeased or discharged in accordance with their terms.

8.1.4

The Pledgor shall automatically be released from (i) during an Equal and Ratable Period, its obligations hereunder as provided in Section 9.11 (excluding Section 9.11(a)(i)) of, or otherwise in accordance with, the Credit Agreement or equivalent provision of, or otherwise in accordance with, any Replacement Credit Facility; provided that the Credit Facility Lenders shall have consented to such transaction

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to the extent required by the Credit Agreement (or Replacement Credit Facility) and (ii) its obligations hereunder with respect to any Other Secured Obligations as provided by, the terms of the applicable Other Secured Agreement; provided that any consents required by the terms of the Other Secured Agreement shall have been obtained.

8.1.5	Upon any sale or other transfer by the Pledgor of any of its Membership Rights that is permitted under (i) during an Equal and Ratable Period, the Credit Agreement or any Replacement Credit Facility and (ii) at any time other than during an Equal and Ratable Period, the Other Secured Agreements, the security interest of such Pledgor in such Membership Rights (but not in the Proceeds thereof) shall be automatically released to the extent provided in the applicable Secured Agreement. During an Equal and Ratable Period, upon the effectiveness of any written consent to the release of the security interest granted hereby in any of the Membership Rights pursuant to Section 9.11 of the Credit Agreement or equivalent provision of any Replacement Credit Facility, such security interest in such Membership Rights (but not in the proceeds thereof) shall be automatically released with respect to all Secured Obligations. Upon the effectiveness of any written consent to the release of the security interest granted hereby in any of the Membership Rights pursuant to any Other Secured Agreement, such security interest in such collateral shall be released solely with respect to the applicable Other Secured Obligations.

8.1.6	Notwithstanding anything to the contrary set forth in this Deed, no release of a Pledgor from its obligations hereunder with respect to the Other Secured Obligations or of a Security Interest or security interest granted hereunder with respect to the Other Secured Obligations shall occur pursuant to Clauses 8.1.4 and 8.1.5 if the transactions or consents that would otherwise give rise to such release shall have occurred substantially concurrently with or in contemplation of the end of an Equal and Ratable Period, unless such release is expressly permitted pursuant to the Other Secured Agreements or approved by the holders of the Secured Obligations arising thereunder.

8.1.7	The Pledgee irrevocably and unconditionally undertakes to execute any instrument and to provide such assurances and do all acts and things as may be necessary or desirable to effect any termination, release and discharge pursuant to this Clause.

8.1.8	In case a Right of Pledge is terminated, the Pledgee shall at the request and expense of the relevant Pledgor provide written evidence to the relevant Pledgor to that effect.

8.2	Termination by Pledgee

Subject to the terms of the Credit Agreement, the Pledgee is entitled to:

(a)	terminate by notice (opzeggen); or

(b)	waive (afstand doen),

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a Right of Pledge, in respect of all or part of the Membership Rights and all or part of the Secured Obligations and in respect of any or all of the Pledgors. Each Pledgor agrees in advance to any waiver (afstand van recht) granted by the Pledgee under this Clause 8.2.

9	ASSIGNMENT

9.1	No assignment – Pledgors

Except as permitted under the Credit Agreement, no Pledgor shall assign or transfer any of its rights and obligations under this Deed without the prior written consent of the Pledgee.

9.2	Assignment – Pledgee

The Pledgee may transfer, assign or pledge any of its rights and obligations under this Deed in accordance with the Credit Agreement and each Pledgor, to the extent legally required, irrevocably cooperates or consents in advance (verleent bij voorbaat medewerking of geeft bij voorbaat toestemming) to such transfer, assignment or pledge. If the Pledgee transfers, assigns or pledges its rights under the Secured Obligations (or a part thereof), each Pledgor and the Pledgee agree that each Right of Pledge shall follow pro rata parte the transferred, assigned or pledged rights under the Secured Obligations (as an ancillary right (nevenrecht) to the relevant transferee, assignee or pledgee).

10	NOTICES

Any communication to be made under or in connection with this Deed shall be made in accordance with the relevant provisions of the Credit Agreement.

11	MISCELLANEOUS

11.1	Costs

All costs, charges, expenses and taxes shall be payable by the Pledgors in accordance with the relevant provisions of the Credit Agreement.

11.2	Evidence of debt

As to the existence and composition of the Secured Obligations, a written statement by the Pledgee made in accordance with its books shall, save for manifest error, constitute conclusive evidence (dwingend bewijs), it being understood that in the event of a disagreement with respect thereto, the Pledgee shall be authorised to exercise its right of enforcement under this Deed.

deed of pledge of membership rights - execution copy

11.3	Severability

11.3.1	If a provision of this Deed is or becomes illegal, invalid or unenforceable in any jurisdiction that shall not affect:

(a)	the validity or enforceability in that jurisdiction of any other provision of this Deed; or

(b)	the validity or enforceability in other jurisdictions of that or any other provision of this Deed.

11.3.2	Each Pledgor and the Pledgee agree that they will negotiate in good faith to replace any provision of this Deed which may be held unenforceable with a provision which is enforceable and which is as similar as possible in substance to the unenforceable provision.

11.4	No rescission

Each Pledgor waives, to the fullest extent permitted by law, its rights:

(a)	to dissolve (ontbinden) this Deed in case of failure in the performance of one or more of the Pledgee’s obligations pursuant to Section 6:262 of the Dutch Civil Code or on any other ground;

(b)	to suspend (opschorten) any of its obligations under this Deed pursuant to Section 6:52 of the Dutch Civil Code or on any other ground; and

(c)	to nullify (vernietigen) this Deed pursuant to Section 6:228 of the Dutch Civil Code or on any other ground.

11.5	No waiver

No delay or omission by the Pledgee in the exercise of any power or right under this Deed will impair such power or right or be construed as a waiver thereof or of the event giving rise to such power of right and no waiver of any past event shall be construed to be a waiver of any power or right accruing to this Deed by reason of any future event.

11.6	Amendment and embodiment

This Deed shall not be amended, modified or rescinded except in writing when duly signed by authorised signatories of each Pledgor and the Pledgee. Any amendment, addendum and appendix so signed shall constitute part of this Deed.

11.7	Counterparts

This Deed may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

deed of pledge of membership rights - execution copy

12	ACCEPTANCE

The Pledgee accepts each Right of Pledge and all stipulations, covenants, undertakings, waivers, authorities and powers pursuant to this Deed.

13	GOVERNING LAW AND JURISDICTION

13.1	Governing law

This Deed shall be governed by Dutch law.

13.2	Jurisdiction

13.2.1	The court (rechtbank) of Amsterdam, the Netherlands has exclusive jurisdiction to settle any dispute arising out of or in connection with this Deed (including a dispute regarding the existence, validity or termination of this Deed) (a “Dispute”).

13.2.2	Each Party agrees that the court (rechtbank) of Amsterdam, the Netherlands is the most appropriate and convenient court to settle Disputes and accordingly no Party will argue to the contrary.

13.2.3	This Clause 13.2 is for the benefit of the Pledgee only. As a result, the Pledgee shall not be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Pledgee may take concurrent proceedings in any number of jurisdictions.

13.3	Acceptance governing law power of attorney

If a Party is represented by an attorney in connection with the execution of this Deed or any agreement or document pursuant this Deed:

(a)	the existence and extent of the authority of; and

(b)	the effects of the exercise or purported exercise of that authority by,

that attorney is governed by the law designated in the power of attorney pursuant to which that attorney is appointed and such choice of law is accepted by the other Parties.

IN WITNESS WHEREOF this Deed was signed on the date first written above.

[SIGNATURE PAGE TO FOLLOW]

deed of pledge of membership rights - execution copy

SIGNATURE PAGE

Pledgors

AXCAN INTERMEDIATE HOLDINGS INC.

By:	/s/ Steve Gannon
Name:	Steve Gannon
Title:	Senior Vice President – Finance, Chief Financial Officer and Treasurer

AXCAN US LLC

By:	Axcan Intermediate Holdings Inc.,
its Sole Member

By:	/s/ Steve Gannon
Name:	Steve Gannon
Title:	Senior Vice President – Finance, Chief Financial Officer and Treasurer

Pledgee

BANK OF AMERICA, N.A.

By:	/s/ Mollie S. Canup
Name:	Mollie S. Canup
Title:	Vice President

Coop

AXCAN COÖPERATIEVE U.A.

By:	/s/ David Mims
Name:	David Mims
Title:	Attorney-in-Writing

Deed of Pledge of Membership Rights